EXHIBIT 99.1

PHH HOME LOANS, L.L.C.
AND SUBSIDIARIES

Financial Statements

December 31, 2012 and 2011

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
TABLE OF CONTENTS

Page
Independent Auditors’ Report	1-2

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2012 AND 2011:

Consolidated Balance Sheets	3
Consolidated Statements of Operations	4
Consolidated Statements of Members’ Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements:	7-20

EXHIBIT 99.1

Independent Auditors’ Report
Members
PHH Home Loans, L.L.C.
Mt. Laurel, New Jersey

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of PHH Home Loans, L.L.C. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

EXHIBIT 99.1

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C and its subsidiaries as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
February 22, 2013

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$58,970	$52,283
Restricted cash	3,735	1,553
Mortgage loans held for sale	716,505	476,168
Accounts receivable, net	17,368	20,274
Property, equipment and leasehold improvements, net	1,871	1,387
Other assets	19,563	17,442
Total assets	$818,012	$569,107

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$25,084	$20,500
Debt	628,962	433,720
Due to affiliates, net	21,974	14,377
Other liabilities	12,986	9,218
Total liabilities	689,006	477,815
Commitments and contingencies (Note 9)	—	—

MEMBERS' EQUITY
Capital	60,994	60,994
Retained earnings	68,012	30,298
Total members' equity	129,006	91,292
Total liabilities and members' equity	$818,012	$569,107

See accompanying notes to consolidated financial statements.

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2012	2011
Revenues
Fee income	$57,522	$49,930
Gain on mortgage loans, net	318,287	195,652

Interest income	18,137	12,437
Interest expense	(18,730)	(11,635)
Net interest (expense) income	(593)	802

Other income	1,720	1,472
Total revenues	376,936	247,856

Expenses
Salaries and related expenses	159,181	121,338
Occupancy and other office expenses	8,900	8,692
Depreciation and amortization	527	418
Allocated expenses (Note 7)	41,203	32,856
Other operating expenses	46,411	35,512
Total expenses	256,222	198,816

Net income	$120,714	$49,040

See accompanying notes to consolidated financial statements.

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(In thousands)

			Total
		Retained	Members'
	Capital	Earnings	Equity
Balance at December 31, 2010	$78,992	$3,349	$82,341

Net income	—	49,040	49,040
Return of Capital	(17,852)	—	(17,852)
Dividends	—	(22,147)	(22,147)
Adjustments related to acquisition of PHH Preferred Mortgage	(146)	56	(90)

Balance at December 31, 2011	60,994	30,298	91,292

Net income	—	120,714	120,714
Dividends	—	(83,000)	(83,000)

Balance at December 31, 2012	$60,994	$68,012	$129,006

See accompanying notes to consolidated financial statements.

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$120,714	$49,040
Adjustments to reconcile Net income to net cash used in operating activities:
Depreciation and amortization	527	418
Origination of mortgage loans held for sale	(11,183,720)	(8,650,014)
Proceeds on sale of and payments from mortgage loans held for sale	11,190,686	8,630,406
Earnings in equity method investment	(446)	(374)
Net gain on interest rate lock commitments, mortgage loans held for sale and related derivatives	(252,742)	(75,793)
Amortization of debt issuance costs	4,757	4,232
Changes in related balance sheet accounts:
Decrease (increase) in accounts receivable, net	2,906	(6,067)
Decrease (increase) in other assets	211	(114)
Increase in accounts payable and accrued expenses	4,709	1,047
Increase (decrease) in other liabilities	6,901	(34)
Net cash used in operating activities	(105,497)	(47,253)
Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(1,006)	(900)
Increase in restricted cash	(2,182)	(1,548)
Dividends on equity method investment	405	509
Net cash used in investing activities	(2,783)	(1,939)
Cash flows from financing activities:
Net increase (decrease) in due to affiliates, net	7,540	(23,209)
Net increase in short-term borrowings	195,192	129,519
Payment of debt issuance costs	(4,765)	(5,517)
Return of capital to members	—	(17,852)
Dividends	(83,000)	(22,147)
Net cash provided by financing activities	114,967	60,794
Net increase in Cash and cash equivalents	6,687	11,602
Cash and cash equivalents at beginning of period	52,283	40,681
Cash and cash equivalents at end of period	$58,970	$52,283

Supplemental Disclosure of Cash Flows Information
Interest payments	$13,750	$7,499

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

1. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, LLC (“Realogy”), formally Cendant Venture Partner, Inc. As of December 31, 2012 and 2011, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The Consolidated Financial Statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

Unless otherwise noted, dollar amounts are presented in thousands.

CHANGES IN ACCOUNTING POLICIES

Comprehensive Income. In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Presentation of Comprehensive Income”. Subsequently in December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The updates to comprehensive income guidance require all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The Company adopted the new accounting guidance effective January 1, 2012 and the adoption did not impact the Company’s financial statement presentation or disclosures as the Company does not have any amounts recorded through Other Comprehensive Income.

Fair Value Measurement. In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards”. This update to fair value measurement guidance addresses changes to concepts regarding performing fair value measurements including: (i) the application of the highest and best use and valuation premise; (ii) the valuation of an instrument classified in the reporting entity’s shareholders’ equity; (iii) the valuation of financial instruments that are managed within a portfolio; and (iv) the application of premiums and discounts. This update also enhances disclosure requirements about fair value measurements, including providing information regarding Level 3 measurements such as quantitative information about unobservable inputs, further discussion of the valuation processes used and assumption sensitivity analysis. The Company adopted the new accounting guidance effective January 1, 2012. The updated disclosures are included in Note 13, “Fair Value Measurements”.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Offsetting Assets and Liabilities. In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities”. This update requires disclosure of both gross and net information about instruments and transactions eligible for offset in the statement of financial position or subject to an agreement similar to a master netting arrangement. This includes derivatives, sale and repurchase agreements, reverse sale and repurchase agreements, and securities borrowing and lending arrangements. The new accounting guidance is effective beginning January 1, 2013,

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

and should be applied retrospectively. Subsequently in January 2013, the FASB issued ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” which limited the disclosures to derivatives including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are offset in accordance with current derivate and netting guidance, or subject to a master netting arrangement or similar agreement. ASU 2013-01 is also effective beginning January 1, 2013. The adoption of these updates will enhance the disclosure requirements for offsetting assets and liabilities but will not impact the Company’s financial position, results of operations or cash flows.

REVENUE RECOGNITION

The Company’s operations include the origination (brokering or funding) and sale of residential mortgage loans. Fee income consists of income earned on all loan originations, brokered loan fees, application and underwriting fees, and fees on cancelled loans.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on MLHS, as well as the changes in fair value of all loan-related derivatives, including IRLCs and freestanding loan-related derivatives. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related mortgage servicing rights.

Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

INCOME TAXES

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying Consolidated Financial Statements.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale represent loans originated and held until sold to permanent market investors. Mortgage loans held for sale are measured at fair value on a recurring basis.

MORTGAGE LOAN REPURCHASE AND INDEMNIFICATION LIABILITY

The Company has exposure to potential mortgage loan repurchase and indemnifications in its capacity as a loan originator. The estimation of the liability for probable loss related to repurchase and indemnification obligations considers (i) specific, non-performing loans where the Company has received a repurchase or indemnification request and believes it will be required to repurchase the loan or indemnify the investor for any losses and, (ii) an estimate of probable future repurchase or indemnification obligations for standard representation and warranty provisions, early payment defaults or other recourse obligations.

The Company does not retain repurchase risk for the majority of loans sold to PHH Mortgage Corporation.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Estimated useful lives range from 1 to 5 years for leasehold improvements, 3 to 5 years for capitalized software, and 3 to 7 years for furniture, fixtures and equipment.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

FAIR VALUE

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The valuation hierarchy is based upon the relative reliability and availability to market participants of inputs for the valuation of an asset or liability as of the measurement date. When the valuation technique used in determining fair value of an asset or liability utilizes inputs from different levels of the hierarchy, the level within which the measurement in its entirety is categorized is based upon the lowest level input that is significant to the measurement in its entirety. The valuation hierarchy consists of the following levels:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

Fair value is based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. Unobservable inputs are used when observable inputs are not available and are based upon judgments and assumptions, which are the Company’s assessment of the assumptions market participants would use in pricing the asset or liability, which may include assumptions about risk, counterparty credit quality, the Company’s creditworthiness and liquidity and are developed based on the best information available.

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses recorded include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three as of the beginning of the period that the change occurs.

SUBSEQUENT EVENTS

Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was February 22, 2013.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

2. Accounts Receivable

Accounts receivable, net consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Receivables related to loan sales and brokered loans	$15,618	$17,366
Amounts due from corporate customers	1,538	1,933
Other	264	1,028
Accounts receivable, gross	17,420	20,327
Allowance for doubtful accounts	(52)	(53)
Accounts receivable, net	$17,368	$20,274

3. Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements, net consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Furniture, fixtures and equipment	$3,652	$2,889
Capitalized software	1,012	1,046
Leasehold improvements	758	481
Property, equipment and leasehold improvements, gross	5,422	4,416
Accumulated depreciation	(3,551)	(3,029)
Property, equipment and leasehold improvements, net	$1,871	$1,387

4. Other Assets

Other assets consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Derivative assets	$14,326	$12,169
Equity method investment	2,538	2,497
Deferred financing costs	1,917	1,776
Prepaid expenses	464	409
Security deposits	145	424
Other	173	167
Total	$19,563	$17,442

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

5. Other Liabilities

Other liabilities consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Loan repurchase and indemnification liability	$9,356	$2,455
Derivative liabilities	3,630	6,763
Total	$12,986	$9,218

6. Debt

The following table summarizes the components of Debt:
					December 31,
	December 31, 2012				2011
				Expiration
	Balance	Capacity(1)	Interest Rate(2)	Date	Balance
	($ in thousands)
Credit Suisse First Boston Mortgage
Capital LLC	$279,164	$325,000	2.56%	05/22/13	$269,774
Wells Fargo Bank	193,428	250,000	2.77%	12/06/13	118,980
Barclays Bank PLC	156,370	250,000	2.21%	12/10/13	0
Ally Bank	—	—	—%	n/a	44,966
Total	$628,962	$825,000			$433,720

(1)	Reflects the maximum available capacity to the Company, subject to PHH Mortgage's ability to allocate capacity of the facilities between entities.
(2)	Represents the stated interest rate as of December 31, 2012.

The Company’s debt represents committed asset-backed variable-rate repurchase facilities to support the origination of mortgage loans, which provide creditors a collateralized interest in specific mortgage loans that meet the eligibility requirements under the terms of the facility. The source of repayment of the facilities is typically from the sale of the loans to permanent investors.

The fair value of debt was $629.0 million and $433.7 million as of December 31, 2012 and 2011, respectively.

Assets held as collateral are not available to pay the Company’s general obligations. As of December 31, 2012, collateral amounts included $688.2 million and $2.5 million of Mortgage loans held for sale and Restricted cash, respectively.

On December 11, 2012, the committed variable-rate mortgage repurchase facility with Barclays Bank PLC was amended to increase the committed capacity to $250.0 million and to extend the maturity date to December 10, 2013.

On December 7, 2012, the committed variable-rate mortgage repurchase facility with Wells Fargo was amended to extend the maturity date to December 6, 2013. On December 13, 2012, the Company increased the capacity of the facility to the maximum of $250.0 million with written notice to the lender.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

On May 25, 2012, the committed variable-rate mortgage repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC was extended to May 22, 2013.

The Company also maintains unsecured lines of credit with Manufacturers and Traders Trust Company which currently have an expiration date of September 30, 2013. As of December 31, 2012 and 2011, the facilities had a total capacity of $4.0 million, of which none was utilized.

Certain debt arrangements require the maintenance of certain financial ratios and contain affirmative and negative covenants, including, but not limited to, liquidity maintenance, net worth maintenance, and limitations on certain transactions with affiliates. As of December 31, 2012, the Company was in compliance with all of its financial covenants related to its debt arrangements.

7. Due to Affiliates and Other Related Party Transactions

Due to affiliates, net consisted of the following:

	December 31,
	2012	2011
	(In thousands)
Due to PHH Corporation	$16,232	$9,286
Due to other PHH affiliates	5,742	5,090
Subordinated Intercompany Line of Credit	—	1
Total	$21,974	$14,377

Due to PHH Corporation represents amounts payable for payroll processing and funding, as PHH provides administrative payroll services to the Company. All amounts due to PHH, other than the intercompany line of credit, are settled on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under a Management Services Agreement as further discussed below. The Subordinated Intercompany Line of Credit is described in detail below.

Agreement with PHH Corporation

The Company has entered into a Subordinated Intercompany Line of Credit agreement with PHH Corporation with $60 million capacity. This indebtedness is unsecured and is subordinate to the asset-backed debt facilities. The Company and PHH entered into the subordinated financing to increase the Company’s borrowing capacity to fund Mortgage loans held for sale and support the tangible net worth requirements of the asset-backed debt facilities.

As of December 31, 2012, the Company had no debt outstanding, and no interest payable under the Subordinated Intercompany Line of Credit. As of December 31, 2011, the Company had no debt outstanding and the amount of interest payable was not significant.

Agreements with PHH Mortgage

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support services

•	General and administrative services

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage. During the years ended December 31, 2012 and 2011, the expense for these services was $40.2 million and $31.8 million, respectively, which was recorded in Allocated expenses in the Consolidated Statements of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby it has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. This agreement had the following impact on the financial position and results of operation or cash flows:

•	During 2012 and 2011, the Company sold or brokered $6.0 billion and $6.2 billion, respectively, of mortgage loans to PHH Mortgage.

•	For the years ended December 31, 2012 and 2011, $0.3 million and $1.2 million, respectively, of broker fees were recognized within Fee income in the Consolidated Statements of Operations.

•	Gains of $74.7 million and $60.4 million were recognized for the years ended December 31, 2012 and 2011, respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations.

•	As of December 31, 2012, the Company had outstanding commitments expected to result in a closed mortgage loan with PHH Mortgage to sell or broker loans totaling $739 million.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Sublease Agreement

See Note 11, "Leases" for further information regarding lease agreements with PHH Mortgage.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

Arrangements with Realogy

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted the Company exclusive rights to use certain trademarks. Under the terms of the agreement, Realogy remains the owner of the trademarks, and as consideration for shares/units purchased on the Company, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•
a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A Regulatory Event means a situation in which (a) the Company becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to the Company, and (b) such regulatory order or proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid pursuant to the LLC Operating Agreement; provided, however, that a Regulatory Event does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that the Company is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In the case of a change in control of PHH, Realogy may terminate the LLC Operating Agreement. In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH.     Upon Realogy’s termination of the agreement, Realogy will have the option either to (i) require that PHH purchase Realogy’s interest in the Company, (ii) require PHH to sell its interest in the Company to Realogy or its designee. The fair value of the purchase or sale of interests in the company upon Realogy’s termination will be determined in accordance with the LLC Operating Agreement, and in certain cases, liquidated damages will be paid.

Shared Office Space Agreement

See Note 11, "Leases" for further information regarding lease agreements with Realogy.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

8. Derivatives and Risk Management Activities

Derivative instruments are used as part of the overall strategy to manage exposure to market risks primarily associated with fluctuations in interest rates, specifically mortgage interest rates due to their impact on mortgage loans held for sale and related commitments. The Company also has exposure to LIBOR due to its impact on variable-rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the risk associated with mortgage loans held for sale and interest rate lock commitments. As a matter of policy, derivatives are not used for speculative purposes. The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. Interest rate lock commitments (“IRLCs”) represent an agreement to extend credit to a mortgage loan applicant, whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. The Company uses best efforts commitments to substantially eliminate these risks. Historical commitment-to-closing ratios are considered to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its Mortgage loans held for sale from the loan funding date until the date the loan is sold. Best efforts commitments which fix the forward sales price that will be realized in the secondary market are used to substantially eliminate the interest rate and price risk to the Company.

See Note 13, "Fair Value Measurements" for additional information regarding IRLCs, Mortgage loans held for sale, and related sale commitments.

Derivative instruments are measured at fair value on a recurring basis and are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2012 and 2011.

The following table presents the balances of outstanding derivatives:

	December 31, 2012			December 31, 2011
	Asset	Liability		Asset	Liability
	Derivatives	Derivatives	Notional	Derivatives	Derivatives	Notional
	(In thousands)
Interest rate lock commitments	$13,890	$165	$1,040,365	$11,896	$17	$792,878
Best efforts sale commitments	436	3,465	1,734,820	273	6,746	1,257,141
Fair value of derivative
instruments	$14,326	$3,630		$12,169	$6,763

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

The following table summarizes the amounts recorded in Gain on mortgage loans, net in the Consolidated Statements of Operations:

	Year Ended December 31,
	2012	2011
	(In thousands)
Interest rate lock commitments	$199,674	$136,613
Best efforts sale commitments	(82,462)	(67,218)
Total	$117,212	$69,395

9. Commitments and Contingencies

Loan Related Commitments

As of December 31, 2012, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $1.3 billion and best efforts commitments to sell loans amounting to $2.0 billion. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on its consolidated financial position or results of operations.

10. Benefit Plans

Employees of the Company are participants in a defined contribution plan. For the years ended December 31, 2012 and 2011, defined contribution plan expenses of $2.8 million and $2.4 million, respectively, were recognized in Salaries and related expenses in the Consolidated Statements of Operations.

11. Leases

The Company leases space from related parties and recognized expenses in the Consolidated Statements of Operations related to these agreements as follows:

•	For the years ended December 31, 2012 and 2011, expense was recognized related to office space leased from PHH Mortgage of $1.0 million for both years, in Allocated expenses.

•
For the years ended December 31, 2012 and 2011, expense was recognized related to office space leased from Realogy affiliates of $1.3 million and $1.4 million, respectively, in Occupancy and other office expenses.

Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2020. For the years ended December 31, 2012 and 2011, total rental expense for premises and equipment amounted to $5.3 million and $5.4 million, respectively.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

Future
Minimum Lease
Obligations
(In thousands)
2013	$3,296
2014	3,146
2015	3,081
2016	2,084
2017	1,784
Thereafter	3,747
Total	$17,138

12. Concentrations of Credit Risk

During the current year, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 48 states sourced through Realogy-owned real estate offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

13. Fair Value Measurements

As of December 31, 2012 and 2011, all financial instruments were either recorded at fair value or the carrying value approximated fair value, with the exception of Debt. See Note 6, "Debt" for the fair value of Debt as of December 31, 2012 and 2011. For financial instruments that were not recorded at fair value, such as Cash and cash equivalents and Restricted cash and cash equivalents, the carrying value approximates fair value due to the short-term nature of such instruments. The incorporation of counterparty credit risk did not have a significant impact on the valuation of assets and liabilities recorded at fair value on a recurring basis as of December 31, 2012 or 2011.

See Note 1, "Summary of Significant Accounting Policies" for a description of the valuation hierarchy of inputs used in determining fair value measurements. The Company does not have any assets or liabilities that are measured at fair value on a non-recurring basis.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

For assets and liabilities measured at fair value on a recurring basis, the valuation methodologies, significant inputs, and classification pursuant to the valuation hierarchy are as follows:
Mortgage Loans Held for Sale. Mortgage loans held for sale are generally classified within Level Two of the valuation hierarchy.

For Level Two mortgage loans held for sale (“MLHS”), fair value is estimated using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. The Agency mortgage-backed security market is a highly liquid and active secondary market for conforming conventional loans whereby quoted prices exist for securities at the pass-through level, which are published on a regular basis.

During the year ended December 31, 2012, certain Scratch and Dent (“S&D”) loans (loans with origination flaws or performance issues), were transferred from Level Two to Level Three of the valuation hierarchy based on the lack of available observable market-based inputs. Despite the consistency seen in the volume of trades of S&D loans, the type of demand for specific collateral is becoming more unique to investors. The S&D population is primarily valued using internally-developed models based on characteristics of the respective loan populations.

As of December 31, 2012, Level Three MLHS include second lien and Scratch and Dent loans and are valued using a collateral based valuation model and a discounted cash flow model.

During the year ended December 31, 2011, certain Scratch and Dent, and non-conforming loans were transferred from Level Three to Level Two of the valuation hierarchy based on an increase in the availability of market data and increased trading activity. Although the market for Scratch and Dent loans does not have the same liquidity as the market for conforming loans, the number of observable market participants and the number of non-distressed transactions has increased while the implied risk premium has decreased to the point where available market information on transactions and quoted prices for similar assets are determinative of fair value.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity:

	December 31, 2012		December 31, 2011
		Loans 90 or		Loans 90 or
		more days		more days
		past due and		past due and
		on non-		on non-
	Total	accrual status	Total	accrual status
	(In thousands)
Mortgage loans held for sale:
Carrying amount	$716,505	$—	$476,168	$234
Aggregate unpaid principal balance	695,145	87	464,781	436
Difference	$21,360	$(87)	$11,387	$(202)

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

Derivative Instruments. Derivative instruments are classified within Level Two and Level Three of the valuation hierarchy.

Best Efforts Commitments: Best efforts commitments are classified within Level Two of the valuation hierarchy. Best efforts commitments fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Best efforts sales commitments are entered into for loans at the time the borrower commitment is made. These best efforts sales commitments are valued using the committed price to the counterparty against the current market price of the interest rate lock commitment or mortgage loan held for sale.

Interest Rate Lock Commitments: Interest rate lock commitments (“IRLCs”) are classified within Level Three of the valuation hierarchy. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, including the expected net future cash flows related to servicing the mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) an adjustment to reflect the estimated percentage of IRLCs that will result in a closed mortgage loan (or “pullthrough”). The estimate of pullthrough is based on changes in pricing and actual borrower behavior.

The average pullthrough percentage used in measuring the fair value of IRLCs was 72% as of December 31, 2012. The pullthrough percentage is considered a significant unobservable input and is estimated based on changes in pricing and actual borrower behavior using a historical analysis of loan closing and fallout data. Actual loan pullthrough is compared to the modeled estimates in order to evaluate this assumption each period based on current trends. Generally, a change in interest rates is accompanied by a directionally opposite change in the assumption used for the pullthrough percentage, and the impact to fair value of a change in pullthrough would be partially offset by the related change in price.

Assets and liabilities that are measured at fair value on a recurring basis were as follows:

	December 31, 2012
	Level	Level	Level
	One	Two	Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$715,932	$573	$716,505
Other assets – Derivative assets
Interest rate lock commitments	—	—	13,890	13,890
Best efforts commitments	—	436	—	436
Liabilities:
Other liabilities – Derivative liabilities
Interest rate lock commitments	—	—	(165)	(165)
Best efforts commitments	—	(3,465)	—	(3,465)

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

	December 31, 2011
	Level	Level	Level
	One	Two	Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$475,931	$237	$476,168
Other assets – Derivative assets:
Interest rate lock commitments	—	—	11,896	11,896
Best efforts commitments	—	273	—	273
Liabilities
Other liabilities – Derivative liabilities:
Interest rate lock commitments	—	—	(17)	(17)
Best efforts commitments	—	(6,746)	—	(6,746)

The activity in assets and liabilities that are classified within Level Three of the valuation hierarchy consisted of:

	December 31, 2012		December 31, 2011
	Mortgage		Mortgage
	loans held	IRLCs,	loans held	IRLCs,
	for sale	net	for sale	net
	(In thousands)		(In thousands)
Balance, January 1,	$237	$11,879	$929	$2,089
Realized and unrealized gains(1)	3	199,674	8	136,613
Issuances	2,833	—	1,886	—
Settlements	(2,886)	(197,828)	(1,774)	(126,823)
Transfers into level three	386	—	—	—
Transfers out of level three	—	—	(812)	—
Balance, December 31,	$573	$13,725	$237	$11,879

(1)	Realized and unrealized gains (losses) are recognized within Gain on mortgage loans, net in the Consolidated
Statements of Operations.

The Company conducts a review of fair value hierarchy classifications on a quarterly basis. Changes in the availability of observable inputs may result in the reclassification, or transfer, of certain assets or liabilities. Such reclassifications are reported as transfers into or out of a level as of the beginning of the quarter that the change occurs. Transfers into Level three generally represent mortgage loans held for sale with performance issues, origination flaws or other characteristics that impact their salability in active secondary market transactions.
The amount of unrealized gains and losses included in Gain on mortgage loans, net in the Consolidated Statements of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheets as of December 31, 2012 and 2011 are $13.6 million and $11.8 million, respectively.

14. Capital Requirements

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels. Failure to meet the net worth requirements outlined above could adversely impact the ability to originate loans and access the secondary market.

The following table presents the Company’s required and actual net worth amounts:
	December 31, 2012		December 31, 2011

		Adjusted		Adjusted
	Required	Net Worth(1)	Required	Net Worth'(1)

	(In thousands)
HUD/FHA(2)	$1,000	$128,833	$1,000	$91,125
Freddie Mac	2,500	128,833	2,000	91,125
Fannie Mae	2,500	128,833	2,500	91,125

(1)		Net worth less unacceptable assets of $0.2 million and $0.2 million for the years ended December 31, 2012 and 2011, respectively.

(2)		HUD/FHA has a liquid asset requirement of $0.2 million and the Company's total liquid assets were $59 million and $52 million for the years ended December 31, 2012 and 2011, respectively.

EXHIBIT 99.1

PHH HOME LOANS, L.L.C.
AND SUBSIDIARIES

Financial Statements

December 31, 2011 and 2010

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
TABLE OF CONTENTS

Page
Independent Auditors’ Report	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2011 AND 2010:

Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Members’ Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements:	6-20

EXHIBIT 99.1

Independent Auditors’ Report
Members
PHH Home Loans, L.L.C.
Mt. Laurel, New Jersey
We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Philadelphia, Pennsylvania
February 22, 2012

1

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$52,283	$40,681
Restricted cash	1,553	5
Mortgage loans held for sale	476,168	383,701
Accounts receivable, net of allowance for doubtful accounts of $53 and $54	20,274	14,207
Property, equipment and leasehold improvements, net	1,387	905
Other assets	17,442	9,859
Total assets	$569,107	$449,358

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$20,500	$19,547
Debt	433,720	304,197
Due to affiliates, net	14,377	38,424
Other liabilities	9,218	4,849
Total liabilities	477,815	367,017
Commitments and contingencies (Note 8)	—	—

MEMBERS' EQUITY
Capital	60,994	78,992
Retained earnings	30,298	3,349
Total members' equity	91,292	82,341
Total liabilities and members' equity	$569,107	$449,358

See accompanying notes to consolidated financial statements.

2

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2011	2010
Revenues
Fee income	$49,930	$80,812
Gain on mortgage loans, net	195,652	193,859

Interest income	12,437	9,945
Interest expense	(11,635)	(7,060)
Net interest income	802	2,885

Other income	1,472	1,281
Total revenues	247,856	278,837

Expenses
Salaries and related expenses	121,338	140,485
Occupancy and other office expenses	8,692	9,067
Depreciation and amortization	418	419
Allocated expenses (Note 6)	32,856	38,368
Other operating expenses	35,512	33,307
Total expenses	198,816	221,646

Net income	$49,040	$57,191

See accompanying notes to consolidated financial statements.

3

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(In thousands)

	Capital	(Accumulated
		Deficit)/	Total
		Retained	Members'
		Earnings	Equity
Balance at December 31, 2009	$102,991	$(25,059)	$77,932
Net income	—	57,191	57,191
Return of Capital	(21,712)	—	(21,712)
Dividends	—	(28,783)	(28,783)
Acquisition of PHH Preferred Mortgage (Note 6)	(2,287)	—	(2,287)
Balance at December 31, 2010	78,992	3,349	82,341
Net income	—	49,040	49,040
Return of Capital	(17,852)	—	(17,852)
Dividends	—	(22,147)	(22,147)
Adjustments related to acquisition of PHH Preferred Mortgage
(Note 6)	(146)	56	(90)
Balance at December 31, 2011	$60,994	$30,298	$91,292

See accompanying notes to consolidated financial statements.

4

EXHIBIT 99.1

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$49,040	$57,191
Adjustments to reconcile Net income to net cash used in operating activities:
Depreciation and amortization	418	419
Origination of mortgage loans held for sale	(8,650,014)	(8,148,039)
Proceeds on sale of and payments from mortgage loans held for sale	8,630,406	7,893,926
Earnings in equity method investment	(374)	(511)
Net unrealized gain on mortgage loans held for sale and related derivatives	(75,793)	(71,345)
Amortization of debt issuance costs	4,232	1,702
Changes in related balance sheet accounts:
Increase in accounts receivable, net	(6,067)	(11,807)
Increase in other assets	(114)	(151)
Increase in accounts payable and accrued expenses	1,047	6,067
(Decrease) increase in other liabilities	(34)	567
Net cash used in operating activities	(47,253)	(271,981)
Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(900)	(552)
Increase in restricted cash	(1,548)	—
Payment for acquisition	—	(2,287)
Dividends on equity method investment	509	705
Net cash used in investing activities	(1,939)	(2,134)
Cash flows from financing activities:
Net (decrease) increase in due to affiliates, net	(23,209)	23,267
Net increase in short-term borrowings	129,519	304,193
Payment of debt issuance costs	(5,517)	(2,193)
Return of capital to members	(17,852)	(21,712)
Dividends	(22,147)	(28,783)
Net cash provided by financing activities	60,794	274,772
Net increase in Cash and cash equivalents	11,602	657
Cash and cash equivalents at beginning of period	40,681	40,024
Cash and cash equivalents at end of period	$52,283	$40,681

Supplemental Disclosure of Cash Flows Information
Interest payments	$7,499	$4,436

See accompanying notes to consolidated financial statements.

5

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

1. Summary of Significant Accounting Policies

BASIS OF PRESENTATION
PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, LLC (“Realogy”), formally Cendant Venture Partner, Inc. As of December 31, 2011 and 2010, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.
PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.
The Consolidated Financial Statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.
The acquisition of PHH Preferred Mortgage in 2010 was recorded using the pooling-of interests method and the financial information for all periods presented reflects the financial statements of the combined companies. See Note 6, "Due to Affiliates and Other Related Party Transactions" for further discussion of this transaction.
Unless otherwise noted, dollar amounts are presented in thousands.
CHANGES IN ACCOUNTING POLICIES
Business Combinations. In December 2010, the FASB issued new accounting guidance on business combinations, ASU No. 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations”. This new accounting guidance requires a public entity that presents comparative financial statements to disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This new accounting guidance also expands the supplemental pro forma disclosures for Business Combinations to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The Company adopted the new business combination guidance effective January 1, 2011. The adoption did not have an impact on the Company’s financial statements.
Fair Value Measurement. In January 2010, the FASB updated ASC 820, “Fair Value Measurements and Disclosures” to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation for assets and liabilities classified within level three of the valuation hierarchy. The updates to this standard also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The disclosure provisions of the updates to ASC 820 were adopted for transfers in and out of level one and level two, level of disaggregation and inputs and valuation techniques used to measure fair value effective January 1, 2010, and the disclosures about the reconciliation of level three activity were adopted effective January 1, 2011 and all updated disclosures are included in 12, “Fair Value Measurements”.
Revenue Recognition. In October 2009, the FASB issued new accounting guidance on revenue recognition, ASU No. 2009-13, “Multiple Deliverable Arrangements”. This new accounting guidance addresses how to determine whether an arrangement involving multiple deliverables (i) contains more than one unit of accounting and (ii) how the arrangement consideration should be measured and allocated to the separate units of accounting. The Company adopted the updates to revenue recognition guidance effective January 1, 2011. The adoption did not have an impact on the Company’s financial statements.

6

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
Offsetting Assets and Liabilities. In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities”. This update requires disclosure of both gross and net information about instruments and transactions eligible for offset in the statement of financial position or subject to an agreement similar to a master netting arrangement. This includes derivatives, sale and repurchase agreements, reverse sale and repurchase agreements, and securities borrowing and lending arrangements. The new accounting guidance is effective beginning January 1, 2013, and should be applied retrospectively. This update will enhance the disclosure requirements for offsetting assets and liabilities but will not impact the Company’s financial position, results of operations or cash flows.
Comprehensive Income. In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income”. Subsequently in December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The updates to comprehensive income guidance require all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The new accounting guidance is effective beginning January 1, 2012, and should be applied retrospectively. The adoption of these updates will impact the presentation and disclosure of the Company’s financial statements but will not impact its results of operations, financial position, or cash flows.
Fair Value Measurement. In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards”. This update to fair value measurement guidance addresses changes to concepts regarding performing fair value measurements including: (i) the application of the highest and best use and valuation premise; (ii) the valuation of an instrument classified in the reporting entity’s shareholders’ equity; (iii) the valuation of financial instruments that are managed within a portfolio; and (iv) the application of premiums and discounts. This update also enhances disclosure requirements about fair value measurements, including providing information regarding Level 3 measurements such as quantitative information about unobservable inputs, further discussion of the valuation processes used and assumption sensitivity analysis. The new accounting guidance is effective beginning January 1, 2012, and should be applied prospectively. The Company does not anticipate the adoption of this update will have a material impact on its financial statements.
REVENUE RECOGNITION
The Company’s operations include the origination (brokering or funding) and sale of residential mortgage loans. Fee income consists of income earned on all loan originations, brokered loan fees, application and underwriting fees, and fees on cancelled loans.
Gain on mortgage loans, net includes the realized and unrealized gains and losses on MLHS, as well as the changes in fair value of all loan-related derivatives, including IRLCs and freestanding loan-related derivatives. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing.
Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.
INCOME TAXES
The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

7

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

MORTGAGE LOANS HELD FOR SALE
Mortgage loans held for sale represent loans originated and held until sold to permanent market investors. Mortgage loans held for sale are measured at fair value on a recurring basis.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Estimated useful lives range from 1 to 5 years for leasehold improvements, 3 to 5 years for capitalized software, and 3 to 7 years for furniture, fixtures and equipment.
FAIR VALUE
A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The valuation hierarchy is based upon the relative reliability and availability to market participants of inputs for the valuation of an asset or liability as of the measurement date. When the valuation technique used in determining fair value of an asset or liability utilizes inputs from different levels of the hierarchy, the level within which the measurement in its entirety is categorized is based upon the lowest level input that is significant to the measurement in its entirety. The valuation hierarchy consists of the following levels:
Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.
Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.
Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.
Fair value is based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. Unobservable inputs are used when observable inputs are not available and are based upon judgments and assumptions, which are the Company’s assessment of the assumptions market participants would use in pricing the asset or liability, which may include assumptions about risk, counterparty credit quality, the Company’s creditworthiness and liquidity and are developed based on the best information available.
When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses recorded include changes in fair value determined by observable factors.
Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three as of the beginning of the period that the change occurs.
SUBSEQUENT EVENTS
Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was February 22, 2012.

8

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

2. Accounts Receivable

Accounts receivable, net consisted of the following:

	December 31,
	2011	2010
	(In thousands)
Receivables related to loan sales and brokered loans	$17,366	$12,038
Amounts due from corporate customers	1,933	1,757
Other	1,028	466
Accounts receivable, gross	20,327	14,261
Allowance for doubtful accounts	(53)	(54)
Accounts receivable, net	$20,274	$14,207
3. Property, Equipment And Leasehold Improvements

Property, equipment and leasehold improvements, net consisted of the following:

	December 31,
	2011	2010
	(In thousands)
Furniture, fixtures and equipment	$2,889	$2,625
Capitalized software	1,046	529
Leasehold improvements	481	362
Property, equipment and leasehold improvements, gross	4,416	3,516
Accumulated depreciation	(3,029)	(2,611)
Property, equipment and leasehold improvements, net	$1,387	$905
4. Other Assets

Other assets consisted of the following:

	December 31,
	2011	2010
	(In thousands)
Derivative assets	$12,169	$5,851
Equity method investment	2,497	2,632
Debt issuance costs	1,776	491
Security deposits	424	450
Prepaid expenses	409	266
Other	167	169
Total	$17,442	$9,859

9

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

5. Debt

The following table summarizes the components of Debt:

						December 31,
	December 31, 2011					2010
			Interest	Expiration
	Balance	Capacity	Rate(1)	Date		Balance
	($ in thousands)
Credit Suisse First Boston Mortgage
Capital LLC	$269,774	$325,000	2.51%	5/23/2012	(2)	$229,209
Wells Fargo Bank	118,980	150,000	3.08%	8/10/2012		—
Barclays Bank PLC	—	150,000	2.7%	12/11/2012		—
Ally Bank	44,966	75,000	3.13%	4/1/2012		74,988
Total	$433,720	$700,000				$304,197

(1)	Represents the stated interest rate as of December 31, 2011.

(2)	Provided certain conditions are met, the Credit Suisse First Boston Mortgage Capital, LLC facility may be renewed for an additional year at the Company's request.
The Company’s debt represents committed asset-backed variable-rate repurchase facilities to support the origination of mortgage loans, which provide creditors a collateralized interest in specific mortgage loans that meet the eligibility requirements under the terms of the facility. The source of repayment of the facilities is typically from the sale of the loans to permanent investors.
The fair value of debt was $433.7 million and $304.2 million as of December 31, 2011 and 2010, respectively.
Assets held as collateral are not available to pay the Company’s general obligations. As of December 31, 2011, collateral amounts included $460.7 million and $1.5 million of Mortgage loans held for sale and Restricted cash, respectively.
On December 13, 2011, the Company entered into a $150 million committed warehouse facility with Barclays Bank PLC, pursuant to a master repurchase agreement and certain related agreements.
On December 1, 2011, the variable-rate committed facility with Ally Bank was amended to reduce the committed capacity to $75 million and to extend the maturity date from December 1, 2011 to April 1, 2012, provided that no new loans can be funded after March 1, 2012.
On August 12, 2011, the Company entered into a $150 million variable-rate mortgage repurchase facility with Wells Fargo, pursuant to a master repurchase agreement and certain related agreements.
On May 25, 2011, the committed variable-rate mortgage repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC was extended to May 23, 2012, with the option to renew the agreement for an additional year.
Certain debt arrangements require the maintenance of certain financial ratios and contain affirmative and negative covenants, including, but not limited to, liquidity maintenance, net worth maintenance, and limitations on certain transactions with affiliates. As of December 31, 2011, the Company was in compliance with all of its financial covenants related to its debt arrangements.

10

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

6. Due to Affiliates and Other Related Party Transactions

Due to affiliates, net consisted of the following:

	December 31,
	2011	2010
	(In thousands)
Due to PHH Corporation	$9,286	$26,181
Due to other PHH affiliates	5,090	11,754
Subordinated Intercompany Line of Credit	1	489
Total	$14,377	$38,424
Due to PHH Corporation represents amounts payable for payroll processing and funding, as PHH provides administrative payroll services to the Company. All amounts due to PHH, other than the intercompany line of credit, are settled on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under a Management Services Agreement as further discussed below. The Subordinated Intercompany Line of Credit is described in detail below.
On October 5, 2010, the Company acquired PHH Preferred Mortgage, a mortgage broker in the residential market. The entity was acquired from Coldwell Banker Preferred, an unrelated third party, and PHH Broker Partner Corporation, a wholly-owned subsidiary of PHH Corporation. The Company paid $2.3 million associated with the acquisition, with $1.9 million paid to Coldwell Banker Preferred and $0.4 million paid to PHH Broker Partner.
Agreement with PHH Corporation
The Company has entered into a Subordinated Intercompany Line of Credit agreement with PHH Corporation with $100 million capacity. This indebtedness is unsecured and is subordinate to the asset-backed debt facilities. The Company and PHH entered into the subordinated financing to increase the Company’s borrowing capacity to fund Mortgage loans held for sale and support the tangible net worth requirements of the asset-backed debt facilities.
As of December 31, 2011, the Company had no debt outstanding, and the amount of interest payable under the Subordinated Intercompany Line of Credit was not significant. As of December 31, 2010, the Company had no debt outstanding and $0.5 million of interest payable.
Agreements with PHH Mortgage
Management Services Agreement
The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support service

•	General and administrative services

•	IT administrative services
The Company receives the benefit of these services from PHH Mortgage. During the years ended December 31, 2011 and 2010, the expense for these services was $31.8 million and $37.4 million, respectively, as recorded in Allocated expenses in the Consolidated Statements of Operations.
Loan Purchase Agreement
The Company has entered into a loan purchase agreement with PHH Mortgage, whereby it has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined

11

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

at the time the Company issues the commitment to the borrower. This agreement had the following impact on the financial position and results of operation or cash flows:

•	During 2011 and 2010, the Company sold or brokered $6.2 billion and $7.9 billion, respectively, of mortgage loans to PHH Mortgage.

•	For the years ended December 31, 2011 and 2010, $1.2 million and $28.7 million, respectively, of broker fees were recognized within Fee income in the Consolidated Statements of Operations.

•	Gains of $60.4 million and $77.1 million were recognized for the years ended December 31, 2011 and 2010, respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations.

•	As of December 31, 2011, the Company had outstanding commitments expected to result in a closed mortgage loan with PHH Mortgage to sell or broker loans totaling $759 million.
Strategic Relationship Agreement
PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.
Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.
Sublease Agreement
See Note 10, "Leases" for further information regarding lease agreements with PHH Mortgage.
Arrangements with Realogy
Trademark License Agreement
The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted the Company exclusive rights to use certain trademarks. Under the terms of the agreement, Realogy remains the owner of the trademarks, and as consideration for shares/units purchased on the Company, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.
Strategic Relationship Agreement
PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•
a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

12

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.
A Regulatory Event means a situation in which (a) the Company becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to the Company, and (b) such regulatory order or proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid pursuant to the LLC Operating Agreement; provided, however, that a Regulatory Event does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that the Company is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.
In the case of a change in control of PHH, Realogy may terminate the LLC Operating Agreement. In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon Realogy’s termination of the agreement, Realogy will have the option either to (i) require that PHH purchase Realogy’s interest in the Company, (ii) require PHH to sell its interest in the Company to Realogy or its designee. The fair value of the purchase or sale of interests in the company upon Realogy’s termination will be determined in accordance with the LLC Operating Agreement, and in certain cases, liquidated damages will be paid.
Shared Office Space Agreement
See Note 10, "Leases" for further information regarding lease agreements with Realogy.
7. Derivatives and Risk Management Activities

Derivative instruments are used as part of the overall strategy to manage exposure to market risks primarily associated with fluctuations in interest rates, specifically mortgage interest rates due to their impact on mortgage loans held for sale and related commitments. The Company also has exposure to LIBOR due to its impact on variable-rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the risk associated with mortgage loans held for sale and interest rate lock commitments. As a matter of policy, derivatives are not used for speculative purposes. The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:
Interest Rate Lock Commitments. Interest rate lock commitments (“IRLCs”) represent an agreement to extend credit to a mortgage loan applicant, whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. The Company uses best efforts commitments to substantially eliminate these risks. Historical commitment-to-closing ratios are considered to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.
Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its Mortgage loans held for sale from the loan funding date until the date the loan is sold. Best efforts commitments which fix the forward sales price that will be realized in the secondary market are used to substantially eliminate the interest rate and price risk to the Company.
See Note 12, "Fair Value Measurements" for additional information regarding IRLCs, mortgage loans, and related sale commitments.

13

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

Derivative instruments are measured at fair value on a recurring basis and are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2011 and 2010.

The following table presents the balances of outstanding derivatives:
	December 31, 2011			December 31, 2010
	Asset	Liability		Asset	Liability
	Derivatives	Derivatives	Notional	Derivatives	Derivatives	Notional
	(In thousands)
Interest rate lock commitments	$11,896	$17	$792,878	$3,217	$1,128	$614,199
Best efforts sale commitments	273	6,746	1,257,141	2,634	1,228	990,235
Fair value of derivative
instruments	$12,169	$6,763		$5,851	$2,356

The following table summarizes the amounts recorded in Gain on mortgage loans, net in the Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	Year Ended December 31,
	2011	2010
	(In thousands)
Interest rate lock commitments	$136,613	$93,336
Best efforts sale commitments	(67,218)	(30,419)
Total	$69,395	$62,917
8. Commitments and Contingencies

Loan Related Commitments
As of December 31, 2011, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $1.1 billion and best efforts commitments to sell loans amounting to $1.5 billion. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations.
Pending Litigation
The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on its consolidated financial position or results of operations.
9. Benefit Plans

Employees of the Company are participants in a defined contribution plan. For the years ended December 31, 2011 and 2010, defined contribution plan expenses of $2.4 million and $2.5 million, respectively, were recognized in Salaries and related expenses in the Consolidated Statements of Operations.
10. Leases

The Company leases space from related parties and recognized expenses in the Consolidated Statements of Operations related to these agreements as follows:

14

•	For the years ended December 31, 2011 and 2010, expense was recognized related to office space leased from PHH Mortgage of $1.0 million for both years, in Allocated expenses.

•
For the years ended December 31, 2011 and 2010, expense was recognized related to office space leased from Realogy affiliates of $1.4 million and $1.6 million, respectively, in Occupancy and other office expenses.

Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2017. For the years ended December 31, 2011 and 2010, total rental expense for premises and equipment amounted to $5.4 million and $5.5 million, respectively.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:
Future
Minimum Lease
Obligations
(In thousands)
2012	$1,943
2013	1,765
2014	1,574
2015	1,421
2016	343
Thereafter	136
Total	$7,182
11. Concentrations of Credit Risk

During the current year, the Company had operating cash deposited with banks in excess of federally insured limits.
The Company originates mortgage loans in 48 states sourced through Realogy-owned real estate offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2011 and 2010, 80% and 77%, respectively, of originated and brokered loans were derived from sources related to Realogy.
The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.
12. Fair Value Measurements

As of December 31, 2011 and 2010, all financial instruments were either recorded at fair value or the carrying value approximated fair value, with the exception of Debt. See Note 5, "Debt" for the fair value of Debt as of December 31, 2011. For financial instruments that were not recorded at fair value as of December 31, 2011 and 2010, such as Cash and cash equivalents and Restricted cash and cash equivalents, the carrying value approximates fair value due to the short-term nature of such instruments. The incorporation of counterparty credit risk did not have a significant impact on the valuation of assets and liabilities recorded at fair value on a recurring basis as of December 31, 2011 or 2010.
See Note 1, "Summary of Significant Accounting Policies" for a description of the valuation hierarchy of inputs used in determining fair value measurements. The Company does not have any assets or liabilities that are measured at fair value on a non-recurring basis.
For assets and liabilities measured at fair value on a recurring basis, the valuation methodologies, significant inputs, and classification pursuant to the valuation hierarchy are as follows:
Mortgage Loans Held for Sale. Mortgage loans held for sale are generally classified within Level Two of the valuation hierarchy.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

For Level Two mortgage loans held for sale (“MLHS”), fair value is estimated using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. The Agency mortgage-backed security market is a highly liquid and active secondary market for conforming conventional loans whereby quoted prices exist for securities at the pass-through level, which are published on a regular basis.
As of December 31, 2011, Level Three MLHS are valued using a discounted cash flow model and include second lien loans, including Scratch and Dent second lien loans.
During the year ended December 31, 2011, certain Scratch and Dent (as defined below), and non-conforming loans were transferred from Level Three to Level Two of the valuation hierarchy based on an increase in the availability of market data and increased trading activity. Although the market for Scratch and Dent loans does not have the same liquidity as the market for conforming loans, the number of observable market participants and the number of non-distressed transactions has increased while the implied risk premium has decreased to the point where available market information on transactions and quoted prices for similar assets are determinative of fair value.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity:

	December 31, 2011		December 31, 2010
		Loans 90 or		Loans 90 or
		more days		more days
		past due and		past due and
		on non-		on non-
	Total	accrual status	Total	accrual status
	(In thousands)
Mortgage loans held for sale:
Carrying amount	$476,168	$234	$383,701	$610
Aggregate unpaid principal balance	464,781	436	377,403	1,107
Difference	$11,387	$(202)	$6,298	$(497)

The following table summarizes the components of Mortgage loans held for sale:
	December 31,	December 31,
	2011	2010
	(In thousands)
First mortgages:
Conforming(1)	$451,945	$354,638
Non-conforming	23,771	27,946
Total	475,716	382,584
Second lien	154	171
Scratch and Dent(2)	234	758
Other	64	188
Total	$476,168	$383,701

(1)	Represents mortgage loans that conform to the standards of the government-sponsored entities.

(2)	Represents mortgages with origination flaws or performance issues.
Derivative Instruments. Derivative instruments are classified within Level Two and Level Three of the valuation hierarchy.
Best Efforts Commitments: Best efforts commitments are classified within Level Two of the valuation hierarchy. Best efforts commitments fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Best efforts sales commitments are entered into for loans at the time the borrower commitment

16

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

is made. These best efforts sales commitments are valued using the committed price to the counterparty against the current market price of the interest rate lock commitment or mortgage loan held for sale.
Interest Rate Lock Commitments: Interest rate lock commitments (“IRLCs”) are classified within Level Three of the valuation hierarchy. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, including the expected net future cash flows related to servicing the mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) an adjustment to reflect the estimated percentage of IRLCs that will result in a closed mortgage loan (or “pullthrough”). The estimate of pullthrough is based on changes in pricing and actual borrower behavior. The average pullthrough percentage used in measuring the fair value of IRLCs was 67% as of December 31, 2011.

Assets and liabilities that are measured at fair value on a recurring basis were as follows:
	December 31, 2011
	Level	Level	Level
	One	Two	Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$475,931	$237	$476,168
Other assets – Derivative assets
Interest rate lock commitments	—	—	11,896	11,896
Best efforts commitments	—	273	—	273
Liabilities:
Other liabilities – Derivative liabilities
Interest rate lock commitments	—	—	(17)	(17)
Best efforts commitments	—	(6,746)	—	(6,746)

	December 31, 2010
	Level	Level	Level
	One	Two	Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$382,772	$929	$383,701
Other assets – Derivative assets:
Interest rate lock commitments	—	—	3,217	3,217
Best efforts commitments	—	2,634	—	2,634
Liabilities
Other liabilities – Derivative liabilities:
Interest rate lock commitments	—	—	1,128	1,128
Best efforts commitments	—	1,228	—	1,228

The activity in assets and liabilities that are classified within Level Three of the valuation hierarchy consisted of:
	December 31, 2011
	Mortgage
	loans held	IRLCs,
	for sale	net
	(In thousands)
Balance, January 1,	$929	$2,089
Realized and unrealized gains(1)	8	136,613
Purchases	—	—
Issuances	1,886	—
Settlements	(1,774)	(126,823)
Transfers into level three	—	—
Transfers out of level three	(812)	—
Balance, December 31,	$237	$11,879

17

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 99.1

	December 31, 2010
	Mortgage
	loans held	IRLCs,
	for sale	net
	(In thousands)
Balance, January 1,	$878	$878
Realized and unrealized (losses) gains(1)	(301)	93,336
Purchases, issuances and settlements, net	92	(92,125)
Transfers into level three	260	—
Balance, December 31,	$929	$2,089

(1)	Realized and unrealized gains (losses) are recognized within Gain on mortgage loans, net in the Consolidated Statements of Operations.
The Company conducts a review of fair value hierarchy classifications on a quarterly basis. Changes in the availability of observable inputs may result in the reclassification, or transfer, of certain assets or liabilities. Such reclassifications are reported as transfers into or out of a level as of the beginning of the quarter that the change occurs. Transfers into Level three generally represent mortgage loans held for sale with performance issues, origination flaws or other characteristics that impact their salability in active secondary market transactions.
As discussed above under “Mortgage loans held for sale”, for the year ended December 31, 2011, Transfers out of level three represent the transfer of certain mortgage loans between Level Three to Level Two of the valuation hierarchy based on an increase in the availability of market bids and increased trading activity.
The amount of unrealized gains and losses included in Gain on mortgage loans, net in the Consolidated Statements of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheets as of December 31, 2011 and 2010 are $11.8 million and $1.9 million, respectively.
13. Capital Requirements

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels. Failure to meet the net worth requirements outlined above could adversely impact the ability to originate loans and access the secondary market.

The following table presents the Company's capital requirements:
	December 31, 2011
	HUD/FHA	Fannie Mae
	(In thousands)
Net Worth
Net worth requirement	$1,000	$2,500

Total members' equity	91,292	91,292
Less: Unacceptable assets	(167)	(167)
Adjusted net worth	91,125	91,125

Adjusted net worth above net worth requirement	$90,125	$88,625

Liquidity
Liquid asset requirement	$200	n/a

Total liquid assets	52,283	n/a

Total liquid assets above liquid asset requirement	$52,083	n/a

18